Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-237723) and Form S-8 (No. 333-235853) of Ampio Pharmaceuticals, Inc. (the “Company”) of our report dated March 29, 2022, relating to the financial statements of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2021.

/s/ Moss Adams LLP

Denver, Colorado

March 29, 2022